Exhibit 4.18

LEASE DEED

THIS LEASE DEED is made at _Wazirabad________ on this _18th_ day of __Feb._____, ____2020____.

BETWEEN

DLF  Cyber City Developers Limited, a company incorporated under the Companies Act, 1956 (including any statutory modification or re-enactment thereof) and having its registered office at 10th  Floor, DLF Gateway Tower, DLF City Phase–III, Gurgaon-122002, (hereinafter referred to as ‘THE LESSOR’ which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors, transferees, nominees and assigns) acting through its authorized signatories, Mr. Nishant Banerjee and Mr. Baljeet Singh duly authorized vide board resolution dated 21.02.2018 of the First Part.

AND

M/s MakeMyTrip (India) Private Limited, a company incorporated under the Companies Act, 1956 (including any statutory modification or re-enactment thereof) and having its registered office at B-36, 1st Floor, Pusa Road, New Delhi - 110005 India  (hereinafter referred to as ‘THE LESSEE’ which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors) having Permanent Account Number (PAN) AADCM5146R and Tax Deduction and Collection Account Number (TAN) DELM09144C, acting through its authorized signatory, Mr. Ravi Prakash Tyagi duly authorized vide board resolution dated 27.09.2019 of the Second Part.

(Both THE LESSOR and THE LESSEE, wherever the context permits, are collectively referred to as the " Parties” and individually as the “Party”)

WHEREAS:

A.	THE LESSOR has constructed / is constructing / will be constructing Said Building in Said Complex on Said Plot and is competent to lease whole or any part of Said Building.

B.

After due inspection and verification of Said Plot, Said Complex, Said Building and Demised Premises and also all approvals and sanctions including approved building plans, documents relating to title, competency and all other relevant details, THE LESSEE is satisfied in all respects with regard to right, title, authority and competency of THE LESSOR to enter into this Lease Deed.

C.

THE LESSOR and THE LESSEE had entered into the lease deed dated 20th January, 2017 (“Earlier Lease”) for a period of 36 months commencing from 10th December, 2016 in respect of the Demised Premises (as defined hereinafter).

D.

The Earlier Lease shall expire on 9th December, 2019 and THE LESSEE has approached THE LESSOR to renew the Earlier Lease and THE LESSOR has agreed to renew the Earlier Lease w.e.f. 10th December, 2019 as per detailed terms stipulated in this Lease Deed and Annexures C-I to C- III & T- I to T- X annexed hereto.

E.

THE LESSEE has represented to THE LESSOR that it shall carry out, implement and execute all additional interior works in Demised Premises in accordance with Laws; guideline(s) issued by THE LESSOR and / or nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies)/ third party service provider(s); and approval(s) granted by Governmental Authority from time to time for carrying out such additional interior works.

F.

THE LESSEE has further represented to THE LESSOR that it has obtained Governmental Approval which may be necessary for carrying on of its business operations in Demised Premises and that THE LESSEE shall be solely responsible and liable for all consequences including claims, damages, penalties, levies, fines, impositions etc. arising out of non-compliance thereof or for any action by Governmental Authority.

G.

THE LESSEE has further represented to THE LESSOR that it shall be responsible for compliance of Laws and shall perform all of its obligations under this Lease Deed including obtaining and abiding by Governmental Approval required to be observed / performed by THE LESSEE under Laws and that THE LESSOR shall not be liable in any manner towards any claims, damages, penalties, levies, fines, impositions etc. or for any action by Governmental Authority or any other liability arising due to any non-compliance of Laws and non- fulfillment of any obligations by THE LESSEE and that THE LESSEE shall keep THE LESSOR indemnified on these accounts at all times.

H.

THE LESSEE has further represented to THE LESSOR that it shall always comply with Laws relating to fire and safety in Demised Premises and in Said Building / Said Complex to the extent applicable to THE LESSEE and that THE LESSEE shall be wholly responsible for any / all losses or damages to THE LESSOR and / or to  other occupants of Said Building / Said Complex, to the extent applicable to THE LESSEE, due to violation of any fire and safety compliances by THE LESSEE and / or its employees, agents, vendors, visitors, service providers etc. THE LESSOR shall not be liable in any manner for any consequences including claims, damages, penalties, levies, fines, impositions etc. or for any action by Governmental Authority or any other liability arising due to any non-compliance of Laws and / or non- fulfillment of any obligations relating to fire and safety by THE LESSEE and that THE LESSEE shall keep THE LESSOR indemnified on this account at all times.

I.

Upon assurances and representations of THE LESSEE that it shall strictly abide by the covenants contained in this Lease Deed and has Governmental Approval for occupation, commencement and continuation of business operations from Demised Premises, THE LESSOR in good faith believing all representations of THE LESSEE to be true has agreed to renew the Earlier Lease of the Demised Premises, on the terms and conditions contained herein.

J.	THE LESSEE confirms that it is executing this Lease Deed with full knowledge of Laws in respect of Said Plot / Said Complex / Said Building / Demised Premises.

K.

In consideration of THE LESSEE having agreed to comply with the terms and conditions contained in this Lease Deed including to pay to THE LESSOR Monthly Rent and all other charges under this Lease Deed, THE LESSOR has agreed to enter into this Lease Deed with THE LESSEE.

NOW THEREFORE IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION:

1(A)DEFINITIONS:

In this Lease Deed, unless the context otherwise requires, the following terms shall have the following meanings:

“Car Parking Charges” shall mean the charges collectively payable for car parking spaces and additional car parking spaces (if any), as provided in Annexure C-I.

“Demised Premises” shall mean premises in Said Building as more fully described and detailed as per Annexures T-I and T-II having Gross Leasable Area, as provided in Annexure C-I.

“DPI Rate” shall mean the rate of interest provided in Annexure C-I payable by THE LESSEE on all delayed payments / reimbursements.

“Due Date” shall mean 1st day of each calendar month or such other date as is mentioned in the invoice / demand notice.

“Extra Hour Charges” shall mean the charges for extra hours beyond the normal business hours, as provided in Annexure C-I.

“Façade Signage” shall mean such signage, as provided in Annexure C-I, indicating the name or logo of THE LESSEE.

“Façade Signage Charges” shall mean the annual charges payable by THE LESSEE for putting up Façade Signage, as provided in Annexure C-I.

“Governmental Approval” shall mean any and all requisite authorizations, approvals, consents, licenses, sanctions, permissions, permits etc. from Governmental Authority.

"Governmental Authority" means any government, any state or political subdivision thereof, any statutory authority, any entity exercising executive, legislative, judicial, quasi-judicial, regulatory or administrative functions of or pertaining to governance or any government department, any government authority, agency, department, commission, board, municipal authority or instrumentality or any political subdivision thereof; any court, tribunal or arbitrator(s) of competent jurisdiction or any other law / rule / regulation making entity, having jurisdiction over the Parties or the arrangement under this Lease Deed.

“Gross Leasable Area” shall have the meaning ascribed to the term in Annexure T-I.

“IFRMSD” shall mean the interest free refundable maintenance security deposit, as provided in Annexure C-I.

“IFRSD” shall mean the interest free refundable security deposit, as provided in Annexure C-I.

“IFRUSD” shall have the meaning ascribed to the term in clause 5.3 and as provided in Annexure C-I.

“IPR” shall mean intellectual property rights collectively including all trade names, trademarks, service marks, brand names, logos, symbols, proprietary marks, etc.

“Laws” shall mean any and all applicable laws, central laws, state laws or local laws, including any amendment or re-enactment thereof; by-laws including building by-laws and rules; central, state & local fire prevention and fire safety laws; rules; regulations; orders; ordinances; protocols; codes including National Building Code; specifications including Bureau of Indian Standards Specifications, standards, guidelines, policies, notices, directions; judgments, decrees, orders; directives of Governmental Authority or person acting under the authority of Governmental Authority, whether in effect at the time of entering into the arrangement under this Lease Deed or thereafter.

“Lease” shall mean the lease in respect of Demised Premises for Lease Term in accordance with the terms and conditions contained herein.

“Lease Commencement Date” shall mean the date of commencement of Lease Term, as provided in Annexure C-I.

“Lease Deed” shall mean this lease deed executed between THE LESSOR and THE LESSEE and shall include all the annexures thereto and any and all amendments / modifications made to this lease deed from time to time.

“Lease Renewal Term” shall mean such further term(s) from the expiry of Lease Term as provided in Annexure C-I.

“Lease Term” shall mean such period from Lease Commencement Date as provided in   Annexure C-I.

“Lock-in period” shall mean such period from Lease Commencement Date as provided in Annexure C-I.

“Maintenance Charges” shall mean the monthly charges towards the maintenance services, as provided in Annexure C-I.

“Monthly Rent” shall mean the monthly rent payable in respect of Demised Premises, as provided in Annexure C-I.

“Notice Period” shall mean notice period as provided in Annexure C-I.

“Other Miscellaneous Charges” shall mean the charges as applicable and as provided in Annexure C-I.

“Power Load” shall mean the power load as provided in Annexure C-I.

“Property” shall collectively mean Said Plot, Said Complex and Said Building.

“Rent Commencement Date” shall mean the date for commencement of payment of Monthly Rent, as provided in Annexure C-I.

“Said Building” shall mean such block(s) / tower(s) of Said Complex as provided in Annexure C-I.

“Said Complex” shall mean the complex constructed on a part of Said Plot, as provided in Annexure C-I.

“Said Plot” shall mean the parcels of land in sectors 24, 25 & 25A, Gurgaon for which license(s) for development of Cyber City have been granted by Governmental Authority.

“Security Deposits” shall collectively mean IFRSD, IFRMSD and IFRUSD.

“Taxes for Demised Premises” shall mean collectively any and all taxes, duties, charges, cesses, levies etc. on Property as may be levied prospectively and / or retrospectively by Governmental Authority calculated prorata of Gross Leasable Area of Demised Premises to the gross leasable area of Property as well as payable / reimbursable in respect of the car parking spaces.

“TDS” shall mean the tax deducted at source at the applicable rates as per the Income Tax Act, 1961 and the rules framed thereunder or any other tax of similar nature, including withholding tax, under any other statute, as may be applicable to the sums payable by THE LESSEE to THE LESSOR from time to time in terms of this Lease Deed.

“Use and Occupation Charges” shall mean the amount payable on a daily basis for each day of occupation beyond termination / expiry of this Lease Deed, as provided in Annexure C-I.

1. (B)	INTERPRETATION:

1.1 In the interpretation of this Lease Deed including the recitals and annexures, unless the context or subject matter otherwise requires:

(a)

the singular includes the plural and vice versa and in particular (but without limiting the generality of the foregoing) any word or expression defined in the singular shall have a corresponding meaning if used in the plural and vice versa;

(b)	a reference to any gender includes the other gender;

(c)

a reference to any agreement, deed or other instrument (including, without limitation, references to this Lease Deed) includes the same as varied, amended, supplemented, restated, novated, renewed, extended or replaced from time to time;

(d)

a reference to any statutory provision or to any statute or Laws includes any modification, amendment or re-enactment of any statutory provision, statute or Laws and / or all statutory instruments or notifications issued under such statutory provision, statute or Laws;

(e)	where a word or phrase has a defined meaning, any other part of speech or grammatical form in respect of the word or phrase has a corresponding meaning; and

(f)	a reference to a clause or annexure is a reference to the relevant clause of or annexure to this Lease Deed.

1.2	In this Lease Deed, headings are for the convenience of reference only and shall not affect the interpretation of clauses in this Lease Deed or its annexures.

2.	DEMISED PREMISES:

THE LESSOR hereby agrees to grant Demised Premises on Lease to THE LESSEE and THE LESSEE agrees to take Demised Premises on Lease from THE LESSOR for Lease Term.

During Lease Term, THE LESSEE shall have the right to use car parking spaces, as provided in Annexure T-III, in terms of this Lease Deed. Further, THE LESSEE shall also have the right to use the common areas, facilities and amenities including areas in the basement / stilt reserved for ingress / egress and common circulation in Said Building / Said Complex / Said Plot along with other lessees / occupants in Said Building / Said Complex, as per terms and conditions of this Lease Deed.

THE LESSEE agrees and undertakes that it shall only conduct the business from Demised Premises which is in accordance with Laws and the license(s) by Governmental Authority in respect of Said Plot.

3.	LEASE TERM:

Unless earlier terminated in accordance with the terms of this Lease Deed, Lease shall be valid for Lease Term.

4.MONTHLY RENT:

4.1

From Rent Commencement Date, THE LESSEE shall pay Monthly Rent to THE LESSOR or its nominee(s) / assign(s) by cheque / bank draft / wire transfer [in accordance with the electronic clearance system (ECS) form annexed as Annexure C-III of this Lease Deed].

4.2	Monthly Rent shall be payable in advance for each calendar month and shall be paid by Due Date.

4.3

All taxes / duties / charges / cesses / levies etc. as applicable from time to time, on Monthly Rent including but not limited to goods and services tax (GST) shall be payable by THE LESSEE in addition to Monthly Rent.

4.4

Payment of Monthly Rent is subject to deduction of TDS, provided that THE LESSEE shall provide the relevant certificate of TDS to THE LESSOR in accordance with the provisions of the Income Tax Act, 1961 and the rules framed thereunder. If THE LESSEE does not deposit TDS to Governmental Authority on time or fails to provide TDS certificate on time and THE LESSOR has to pay such amount to Governmental Authority, then THE LESSOR shall be entitled to collect / adjust the amount deducted as TDS, from THE LESSEE along with the interest and penalties etc. payable to Governmental Authority. In addition THE LESSEE shall also be liable to pay the interest at DPI Rate on such payments made by THE LESSOR to Governmental Authority from such date of payment till its realization from THE LESSEE. In such an event, THE LESSEE shall alone be liable for all actions and liabilities under the Income Tax Act, 1961 and the rules framed thereunder. THE LESSEE shall keep THE LESSOR indemnified in all respects against all consequences including claims, damages, penalties, levies, fines, impositions etc. or for any action by Governmental Authority.

4.5	Notwithstanding other rights of THE LESSOR, all delayed payments under this Lease Deed shall carry an interest, at DPI Rate, from Due Date till the date the payments are realized by THE LESSOR.

5.SECURITY DEPOSITS:

5.1	Interest Free Refundable Security Deposit (IFRSD):

5.1.1	During Lease Term and Lease Renewal Term, if any, THE LESSEE shall pay and always maintain with THE LESSOR, IFRSD as per details given in Annexure C-I.

5.1.2

The aforesaid IFRSD shall automatically stand proportionately increased and payable upon escalation in Monthly Rent, as provided in Annexure C-I and shall be paid by THE LESSEE to THE LESSOR on or before such escalation.

5.2	Interest Free Refundable Maintenance Security Deposit (IFRMSD):

During Lease Term and Lease Renewal Term, if any, THE LESSEE shall pay and always maintain with THE LESSOR or its nominee(s) / assign(s), IFRMSD as per details given in Annexure C-I.

5.3	Interest Free Refundable Utilities Security Deposit (IFRUSD):

During Lease Term and Lease Renewal Term, if any, THE LESSEE shall pay and always maintain with THE LESSOR or its nominee(s) / assign(s), the interest free refundable utilities security deposit including the amount towards power / additional power load and towards meters installed for recording the consumption of power, power back up and air handling unit (“AHU”) electrical usage as per details given in Annexure C-I (“IFRUSD”).

5.4	Refund of Security Deposits:

Security Deposits shall be the amounts kept with THE LESSOR or its nominee(s) / assign(s) to secure the due performance of obligations including payments of all dues by THE LESSEE under this Lease Deed. THE LESSOR shall be entitled, at any time, to utilize and make deduction(s) from Security Deposits of amount(s), which in the opinion of THE LESSOR, is / are equivalent to the outstanding dues of THE LESSEE in accordance with the terms of this Lease Deed or for making good any loss or damage caused or permitted to be caused to THE LESSOR or Demised Premises by THE LESSEE. THE LESSEE shall be required to forthwith replenish Security Deposits to the full amount upon any deduction(s) made by THE LESSOR under any provision of this Lease Deed.

THE LESSOR shall provide to THE LESSEE the statement of the outstanding dues payable by THE LESSEE, if any, and other estimated charges payable under this Lease Deed, supported with relevant documents, five (05) days prior to the expiry of Lease Term / Lease Renewal Term, if any, and THE LESSEE undertakes to pay the aforesaid amounts not later than the date of expiry / earlier termination of this Lease Deed and provide TDS certificates within the requisite time period as provided under the Income Tax Act, 1961 and the rules framed thereunder.

Upon expiry / earlier termination of this Lease Deed and upon THE LESSEE surrendering peaceful, vacant and physical possession of Demised Premises in as good condition as it was in at the time when THE LESSEE was handed over Demised Premises for interior fit-out works (reasonable wear and tear excepted), subject to THE LESSEE making payment of any and all outstanding dues, penalties, claims for damages (if any) under this Lease Deed or Lease Renewal Term, if any, separately to THE LESSOR, THE LESSOR or its nominee(s) / assign(s) shall refund Security Deposits as mentioned above to THE LESSEE, without any interest thereon.

However, such refund shall be subject to adjustment or deduction of dues with respect to TDS (if any) and outstanding dues, penalties, claims for damages (if any) under this Lease Deed if the same are not paid by THE LESSEE.

6.	TAXES FOR DEMISED PREMISES:

6.1	In addition to the payments mentioned elsewhere in this Lease Deed, Taxes for Demised Premises are payable / reimbursable by THE LESSEE on demand by THE LESSOR.

6.2

Taxes for Demised Premises as presently levied and all increases and / or fresh impositions thereof as levied both prospectively and retrospectively shall be payable / reimbursable by THE LESSEE from 10th December, 2016 till Demised Premises are occupied by THE LESSEE or Notice Period or Lock-in period, whichever is later, as applicable.

6.3	Taxes for Demised Premises shall be paid / reimbursed by THE LESSEE to THE LESSOR, within seven (07) days of the date of invoice / demand raised/ made by THE LESSOR, giving details thereof.

6.4

Any penalties / interest arising due to delayed payments by THE LESSEE shall be solely to THE LESSEE’s account. Similarly, any penalties arising due to delayed payments by THE LESSOR shall be solely to THE LESSOR’s account.

7.	MAINTENANCE SERVICES/MAINTENANCE CHARGES:

7.1

THE LESSEE acknowledges and agrees that the maintenance service(s) for Said Plot / Said Complex / Said Building, as set out in Annexure T–IV to this Lease Deed, are specialized services and the nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) engaged by THE LESSOR for providing such specialized service(s) is having the requisite infrastructure and expertise for the same. THE LESSEE further understands that such nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s), engaged by THE LESSOR, shall be responsible and accountable for provision of the maintenance service(s).  Maintenance Charges for the maintenance services shall be calculated prorata of Gross Leasable Area of Demised Premises to the gross leasable area of Property.

7.2

Maintenance Charges shall be payable from Lease Commencement Date for each calendar month as per the terms and conditions of this Lease Deed and shall be paid by Due Date. The estimated Maintenance Charges shall be intimated to THE LESSEE in the beginning of each financial year and paid to THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s), in advance for each month, as per the bill(s) / invoice(s) raised by THE LESSOR or nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s).

7.3

Payment of Maintenance Charges is subject to deduction of TDS, provided that THE LESSEE shall provide the relevant certificate of TDS to THE LESSOR, in accordance with the provisions of the Income Tax Act, 1961 and the rules framed thereunder. If THE LESSEE does not deposit TDS to Governmental Authority on time or fails to provide TDS certificate on time and THE LESSOR has to pay such amount to Governmental Authority, then THE LESSOR shall be entitled to collect / adjust the amount deducted as TDS, from THE LESSEE along with the interest and penalties etc. payable to Governmental Authority. In addition THE LESSEE shall also be liable to pay the interest at DPI Rate on such payments made by THE LESSOR to Governmental Authority from such date of payment till its realization from THE LESSEE. In such an event, THE LESSEE shall alone be liable for all action and liabilities under the Income Tax Act, 1961 and the rules framed thereunder. THE LESSEE shall keep THE LESSOR indemnified in all respects against all consequences including claims, damages, penalties, levies, fines, impositions etc. or for any action by Governmental Authority.

7.4

All taxes / duties / charges / cesses / levies etc. as applicable from time to time on Maintenance Charges including but not limited to GST shall be payable by THE LESSEE in addition to Maintenance Charges.

7.5

Maintenance Charges as specified in this Lease Deed are subject to increase / decrease of prices of diesel, gas, petroleum products and other consumables, electricity rates, taxes, wages and salaries, cost of annual maintenance contracts of lifts, DGs, HVAC supplies, transformers, panels etc. during Lease Term and Lease Renewal Term, if any, and any increase / decrease in estimated Maintenance Charges shall be intimated to THE LESSEE by THE LESSOR, as and when applicable.

7.6

After completion of a financial year (i.e. from 1st April of a calendar year to 31st March of the next calendar year), THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) will provide THE LESSEE, within a reasonable time period, a certificate of charges / expenses / expenditure towards Maintenance Charges incurred during such financial year from a third party auditor appointed by THE LESSOR.

Any under-recovery by THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) shall become payable by THE LESSEE to THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) and any over-recovery by THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) shall become refundable by THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) to THE LESSEE. Any under-recovery by THE LESSOR shall be recovered by raising the invoice / demand in this regard. Any refund to THE LESSEE on account of over-recovery shall be refunded / adjusted within thirty (30) days of providing such third party auditor certificate and issuance of credit / debit note (as applicable).

8.	CAR PARKING SPACES:

8.1

Car parking spaces have been provided in basement(s) / stilt and / or on surface in Said Building / Said Complex / Said Plot, the charges for which are detailed in Annexure C-I of this Lease Deed. Any additional car parking spaces shall be provided, subject to availability, on terms, conditions and charges as applicable from time to time.

8.2	Car Parking Charges shall be payable in advance for each calendar month from such date as provided in Annexure C-I as per the terms and conditions of this Lease Deed and shall be paid by Due Date.

8.3

The car parking spaces shall only be used for parking vehicles other than heavy motor vehicles and in accordance with Laws. THE LESSEE agrees and undertakes that it shall not use car parking spaces for storage or any purpose other than as mentioned hereinbefore.

8.4

All taxes / duties / charges / cesses / levies etc. as applicable from time to time on Car Parking Charges including but not limited to GST shall be payable by THE LESSEE in addition to Car Parking Charges.

8.5

THE LESSEE shall ensure that its employees, agents, representatives, etc. shall not (a) make any obstruction on any car parking space; (b) keep any combustible / inflammable or / and explosive material in any vehicle or otherwise in car parking spaces; (c) use the area for any illegal or immoral activity; and / or (d) without prior written consent of THE LESSOR keep or leave any vehicle in the car parking spaces beyond normal business hours as provided in Annexure C-I.

8.6

THE LESSEE shall use the spaces earmarked for parking the vehicles transporting goods to or from Said Building for the said purpose only and the same shall be in accordance with the guidelines prescribed by THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies)/ third party service provider(s) from time to time including the guidelines for use of designated areas in which such vehicles may be parked for the limited purpose of loading and unloading as well as route and timing that such vehicles must follow. THE LESSEE agrees to abide by such guidelines and shall furnish to THE LESSOR the registration numbers and other details of the vehicles being used for the purpose as mentioned hereinbefore.

9.	ELECTRICITY / WATER / POWER AND POWER BACK-UP CHARGES / OTHER MISCELLANEOUS CHARGES:

9.1

THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) shall, subject to the payment of the applicable charges as specified and non-occurrence of any force majeure event, supply and maintain regular supply of electricity, water, power and power back-up to Demised Premises.

9.2

The electricity, power and power back-up for Said Plot / Said Complex / Said Building / Demised Premises is being provided by grid / utility companies / other power providers / other power sources, including but not limited to generator sets, the charges of which will be as per Annexure C-I.

9.3	The charges for consumption of water in the Demised Premises shall be payable by THE LESSEE as per Annexure C-I.

9.4

Separate meters, wherever applicable, have been installed by THE LESSOR for recording the consumption of power, power back up and air handling unit (“AHU”) electrical usage, in Demised Premises. The cost for such meters, as provided in Annexure C-I, if applicable, shall be payable by THE LESSEE as a onetime non-refundable cost. Alternatively, the monthly meter hire charges, wherever applicable, as provided in Annexure C-I shall be payable by THE LESSEE additionally.

9.5

The bills for such charges shall be raised by THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) as per the meter reading and shall be payable by THE LESSEE by Due Date.

9.6

Any additional power load required by THE LESSEE shall be provided subject to availability and on payment as detailed in Annexure C-I. Any cost towards additional infrastructure required for supply of additional power load shall be borne by THE LESSEE at cost + 20% basis.

9.7	The Other Miscellaneous Charges, as applicable, shall be payable by THE LESSEE to THE LESSOR by Due Date as and when demanded by THE LESSOR.

9.8

THE LESSEE shall make the payment of such charges / deposit as may be demanded by the grid / utility companies / other power providers / other power suppliers from time to time and these shall be additionally payable by THE LESSEE on the basis of proportionate electricity load provided to Demised Premises.

10.	ELECTRICITY / POWER LOAD:

10.1

THE LESSEE has planned and distributed its electricity / power load in Demised Premises in conformity with the electrical systems / power systems installed by THE LESSOR, as per comments given by THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) on drawings / documents of THE LESSEE’s interior fit -out works.

10.2

Any modifications, additions, alterations in electrical systems / power systems / other systems already installed in Demised Premises / Said Building, if required and feasible as assessed by THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) in line with the base building design, will be done by THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) and payable by THE LESSEE calculated at 1.2 times of actual costs / expenses incurred by THE LESSOR. Such costs / expenses shall be payable / reimbursable by THE LESSEE to THE LESSOR by Due Date as and when demanded by THE LESSOR.

11.	SIGNAGES:

11.1	Façade Signage:

11.1.1

Subject to availability and subject to THE LESSEE seeking prior written permission, THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) may allow THE LESSEE to put Façade Signage at such location / space which may be earmarked for the purpose. The size, specification, location, aesthetics etc. of Façade Signage shall be approved by THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) before its installation.

11.1.2

Façade Signage Charges shall be payable by THE LESSEE to THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) in advance from Lease Commencement Date is taken by THE LESSEE.

11.1.3

There shall be no refund / adjustment of such Façade Signage Charges on expiry of Lease and / or any earlier termination thereof and / or surrender of Façade Signage during Lease Term and / or Lease Renewal Term, if any.

11.1.4	Façade Signage Charges shall escalate together with and as per escalation in Monthly Rent as provided in Annexure C-I.

11.2	Other signage(s):

Subject to availability and subject to THE LESSEE seeking prior written permission, THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) may allow THE LESSEE to put directional signage / name / logo at such location / space which may be earmarked for the purpose. The size, specification, location, aesthetics etc. of the directional signage / name / logo shall be approved by THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) before its installation.

11.3

THE LESSEE agrees and authorizes THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) to display the trademark / tradename / design / logo / signage of THE LESSEE at any place for promotional activities, promotional material, building directory / occupant’s directory / complex directory etc. through electronic / non-electronic media.

11.4	Display of multimedia / visual format:

THE LESSEE acknowledges and agrees that THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) have the right to install posters, banners, contra-visions and other displays of any multimedia / visual format in the common areas and basements including but not limited to lift lobbies, atrium(s), lifts, outer glass façade, curtain walls, external walls, terraces etc. of Said Building / Said Complex and that THE LESSEE has no right to object to any such installation by THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s).

11.5

All taxes including but not limited to GST, municipal taxes, duties, rates, cesses, costs, penalties and charges relating to Façade Signage and other signage(s), payable to Governmental Authority from time to time, shall be borne by THE LESSEE alone and paid directly to Governmental Authority and shall be in addition to Façade Signage Charges payable by THE LESSEE to THE LESSOR.

11.6

Display of Façade Signage(s) / other signage(s) by THE LESSEE shall be subject to Laws and THE LESSEE shall before installing Façade Signage(s) / other signage(s), obtain Governmental Approval, and provide a copy of the same to THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s). Such permission shall always be kept valid and subsisting till the time such Façade Signage(s) / other signage(s) is displayed by THE LESSEE.

11.7

The permission of THE LESSOR shall in no event be construed to be waiver of the obligation of THE LESSEE to obtain Governmental Approval for installation and display of Façade Signage(s) / other signage(s).

11.8

THE LESSEE shall take all requisite steps and precautions during the installation, maintenance and display of Façade Signage(s) / other signage(s) and shall be solely responsible for all compliances under Laws. THE LESSEE shall keep THE LESSOR indemnified in all respects against any losses, damages, costs, claims, etc in this regard.

12.	NAMING RIGHTS:

12.1	THE LESSOR reserves the naming rights of Said Building / Said Complex.

12.2	THE LESSEE shall use such name of Said Building / Said Complex in the business addresses for all purposes as is determined by THE LESSOR.

12.3	THE LESSEE shall not raise any objection if THE LESSOR changes the name of Said Building / Said Complex at any time as THE LESSOR may deem fit.

13.	TERRACE AREA:

THE LESSOR may provide, on the request of THE LESSEE, such space on the terrace of Said Building on non-exclusive basis, as provided in Annexure C-I, for putting up their VSAT antenna or other communication equipments only, on payment of charges as provided in Annexure C-I of this Lease Deed. Such equipments shall be installed at the aforesaid space by THE LESSEE in consultation with THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s). The cost of such installation, maintenance, approvals, permissions and removal shall be borne by THE LESSEE. THE LESSEE acknowledges and agrees that provision of any space to THE LESSEE on the terrace shall not amount to any right in terrace. The terrace of Said Building remains the exclusive property of THE LESSOR.

14.	COMMON AREAS AND FACILITIES:

14.1

THE LESSEE is entitled to use the common areas and facilities within Said Building / Said Complex / Said Plot, as available, subject to timely payment of Maintenance Charges payable under this Lease Deed.

14.2

In the event of failure of timely payment of Monthly Rent, Maintenance Charges, Car Parking Charges and other charges as mentioned in this Lease Deed, THE LESSEE shall not have the right to use or demand use of aforesaid facilities.

14.3

THE LESSEE shall use the common areas and facilities including fire exits, basements etc. of Said Building / Said Complex / Said Plot in accordance with Laws and shall not use the same for any other purpose including storage or create any obstructions / hindrance in the same.

14.4

THE LESSEE acknowledges that it does not have the ownership rights, title, interest or claim whatsoever in common areas and facilities within Said Building / Said Complex and shall have the right to use the aforesaid only as provided in this Lease Deed.

15.	ELECTRICAL SERVICES:

15.1

THE LESSOR has provided electrical wiring only up to the tap-off box on the floor on which Demised Premises are located and shall not provide any electrical wiring, fixtures, fans etc. inside Demised Premises.

15.2

The electrical wiring and internal distribution system, from the tap-off box on the floor on which Demised Premises are located, including all fixtures, installations etc. in Demised Premises shall be the sole responsibility of THE LESSEE at its own cost and THE LESSEE shall be responsible for such works to be in conformity with Laws and THE LESSOR shall not be liable for the same.

16.	AIR CONDITIONING FACILITIES:

16.1

THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) has, at its own cost, designed and installed a continuous air conditioning system and shall use its best efforts to maintain and run the same in good order and condition (except due to reason of mechanical defect or electrical failure or maintenance purposes or safety issues or force majeure) to ensure air conditioning facilities to Demised Premises. The installation of ducts for air conditioning inside Demised Premises shall be the sole responsibility of THE LESSEE at its own cost and THE LESSEE shall be responsible for such works to be in conformity with Laws and THE LESSOR shall not be liable for the same.

16.2

Any modifications, additions, alterations in the system required by THE LESSEE for additional interior works, if possible and feasible as assessed by THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) will be done by THE LESSOR or its nominee(s)/ assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) and payable by THE LESSEE calculated at 1.2 times of actual costs / expenses incurred by THE LESSOR. Such costs / expenses shall be payable / reimbursable by THE LESSEE to THE LESSOR by Due Date as and when demanded by THE LESSOR.

16.3

In the event THE LESSEE requires air conditioning beyond the normal business hours THE LESSEE may be permitted to use the same with prior written approval of THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) in respect thereof and upon payment of Extra Hour Charges provided in Annexure C-I of this Lease Deed. The aforesaid shall be subject to Building Guidelines and such restrictions as may be imposed by Governmental Authority and / or as per Laws.

17.	LIFT SERVICES:

17.1

The lift services (except due to reason of mechanical defect or electrical failure or maintenance purposes or safety issues or force majeure) shall be available in Said Building during normal business hours.

17.2

In the event THE LESSEE requires lift services beyond the normal business hours, THE LESSEE may be permitted to use the same with prior written approval of THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) in respect thereof and upon payment of Extra Hour Charges provided in Annexure C-I of this Lease Deed. The aforesaid shall be subject to Building Guidelines and such restrictions as may be imposed by Governmental Authority and / or as per Laws.

17.3

Except due to reason of mechanical defect or electrical failure or maintenance purposes or safety issues or force majeure, one of the lifts in Said Building shall operate even after normal business hours.

18.	HANDING OVER OF DEMISED PREMISES:

18.1

THE  LESSEE is satisfied that the construction work as also various installations as per Annexure T-V are in good working condition and issues, if any, with respect thereto have been resolved and rectified by THE LESSOR.

18.2

THE LESSEE confirms that it shall not require THE LESSOR to undertake any repairs, renovations, improvisations, installations, etc. whatsoever (except structural repairs, if any) concerning Demised Premises, Said Building, Said Complex and Said Plot.

19.	ADDITIONAL INTERIOR WORKS:

19.1

THE LESSOR shall allow THE LESSEE to carry out additional interior works, as may be necessary for the business of THE LESSEE. THE LESSEE shall submit all the drawing(s) / document(s) of THE LESSEE’s additional interior works as per Annexure T-VIII in accordance with Laws and after prior written approval of THE LESSOR’s architect / consultant, THE LESSEE shall commence the additional interior works. Such approval by THE LESSOR to THE LESSEE shall not transfer any liability and / or responsibility on THE LESSOR or its nominee(s) / assign(s) for such liability and / or responsibility of THE LESSEE. THE LESSOR does not certify that THE LESSEE has complied with Laws.

The permission to THE LESSEE shall be restricted only to additional interior works in Demised Premises and THE LESSEE shall not be permitted to carry out any structural additions / alterations of permanent nature. If the additional interior works in Demised Premises require any Governmental Approval, THE LESSEE shall not commence or carry out such additions or alterations or erections without obtaining such Governmental Approval.

19.2

THE LESSEE hereby confirms and undertakes that it shall carry out, implement and execute all additional interior works in Demised Premises in accordance with Laws; guideline(s) issued by THE LESSOR; and approval(s) granted by Governmental Authority from time to time for carrying out such additional interior works. A certificate from a reputed consultant to that effect shall be provided by THE LESSEE to THE LESSOR before starting the additional interior works. After completion of the additional interior works, THE LESSEE shall provide to THE LESSOR certificate from a reputed consultant certifying that the additional interior works have been done in accordance with Laws; that all safety measures have been taken care of including connection / integration of fire panel with THE LESSOR’s fire panel; and that there is no fire and safety risk to Demised Premises / Said Building.

19.3

During the additional interior works, THE LESSEE shall take all precautions and cover all risks and in the event of any accident or mishap in Demised Premises / Said Building due to any reason attributable to THE LESSEE, THE LESSEE shall keep THE LESSOR indemnified in all respects against any loss, damage, costs, claims, etc. THE LESSEE shall carry out the additional interior works at its own risk and cost.

19.4

For any additional interior works including any additions / modifications / alterations in Demised Premises, THE LESSEE shall carry out such works in accordance with Laws and without altering / tampering with the fire fighting and fire detection systems as installed therein. Further any additions / modifications / alterations to the existing fire fighting and fire detection system shall be done by THE LESSEE as per Laws and only after obtaining prior written approval from THE LESSOR. THE LESSEE shall provide alternate and stand-by fire fighting systems during all such works in Demised Premises.

19.5

THE LESSEE shall not carry out any work involving structural alterations / cutting / chopping / digging / hacking / dismantling in any manner or form / destroying the floors or walls of Demised Premises or Said Building.

19.6

THE LESSEE shall allow third party experts being appointed by THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) for audit of the additional interior works at THE LESSOR’s cost. However, THE LESSOR shall not be liable for any consequences arising therefrom and such audit shall not transfer any liability upon THE LESSOR because of contravention of Laws by THE LESSEE.

19.7

THE LESSEE shall be directly liable for any legal or financial consequences arising out of such additional interior works including liability towards any third party and all damages to Demised Premises / Said Building or loss of life arising out of such additional interior works including any additions / modifications / alterations shall be the sole responsibility of THE LESSEE.

19.8	THE LESSEE’s responsibilities during additional interior works as stated above are more detailed in Annexure T-IX to this Lease Deed.

19.9

THE LESSEE shall at the time of vacating and handing over Demised Premises to THE LESSOR remove such fixtures, fittings, additions and partitions and restore Demised Premises in as good condition as it was in at the time when THE LESSEE was handed over Demised Premises for interior fit-out works, reasonable wear and tear excepted. In the event of failure of THE LESSEE to do the above, THE LESSOR shall remove the same at the cost and risk of THE LESSEE.

20.	PERMISSION TO CARRY OUT PARTITIONS / ADDITIONS / MODIFICATIONS/ ALTERATIONS:

20.1

During Lease Term or Lease Renewal Term, if any, THE LESSOR shall allow THE LESSEE to carry out erection of partitions / additions / modifications / alterations in Demised Premises, which are not visible from outside, as may be necessary for the business of THE LESSEE and which are as per Laws. THE LESSEE agrees and acknowledges that no structural additions / modifications / alterations of any nature whatsoever shall be carried out in Demised Premises and erection of internal partitions / internal alterations / additions in Demised Premises shall be in accordance with Laws and Governmental Approval.

20.2

THE LESSEE shall with prior written permission of THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) and with prior written intimation of seven (07) days, commence such erection of partitions / alterations / modifications / additions in Demised Premises. Such permission by THE LESSOR to THE LESSEE shall neither certify that THE LESSEE has complied with Laws nor transfer any liability and / or responsibility of THE LESSEE to THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s). Any permission of THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s), in this regard shall in no event be construed to be waiver of the obligation of THE LESSEE to obtain Governmental Approval.

20.3	THE LESSEE shall not commence or carry out such erection of partitions / alterations / modifications / additions without obtaining prior Governmental Approval or complying with Laws as applicable.

20.4

THE LESSEE hereby confirms and undertakes that it shall carry out, implement and execute all additional interior works in Demised Premises in accordance with Laws; guideline(s) issued by THE LESSOR; and approval(s) granted by Governmental Authority from time to time for carrying out such additional interior works. A certificate from a reputed consultant to that effect shall be provided by THE LESSEE to THE LESSOR before starting the additional interior works. After completion of the additional interior works, THE LESSEE shall provide to THE LESSOR a certificate from a reputed consultant certifying that the additional interior works have been done in accordance with Laws; that all safety measures have been taken care of including connection / integration of fire panel with THE LESSOR’s fire panel; and that there is no fire and safety risk to Demised Premises / Said Building.

20.5

THE LESSEE shall upon vacating and handing over Demised Premises to THE LESSOR remove such fixtures, fittings, additions and partitions and restore Demised Premises in as good condition as it was in at the time when THE LESSEE was handed over Demised Premises for interior fit–out works, reasonable wear and tear excepted. In the event of failure of THE LESSEE to do the above, THE LESSOR shall remove the same at the cost and risk of THE LESSEE.

21.	MAINTENANCE & MINOR REPAIRS:

THE LESSEE shall carry out regular maintenance and properly attend to minor repairs in Demised Premises at its own cost.

22.	STRUCTURAL REPAIRS:

22.1

THE LESSOR shall carry out all major and structural repairs to Demised Premises / Said Building and THE LESSEE shall not be entitled to carry out any structural changes / additions / alterations etc. in Demised Premises.

22.2

THE LESSEE agrees and confirms that THE LESSOR shall have the sole and absolute right to make modifications, alterations, additions, raise storeys or put up additional structures, as may be permitted by Governmental Authority and such additional structures and storeys shall be the sole property of THE LESSOR in respect of which it will be entitled to deal with in any manner it chooses without any interference or objection on the part of THE LESSEE by itself or with one or more of the occupants of Said Building / Said Complex.

THE LESSEE is aware and has specifically agreed and understood that the construction / development of additional structures or other additions / alterations by THE LESSOR may cause inconvenience in a de minimis way and it has no objection to the same.

23.	SAFETY:

THE LESSEE understands, acknowledges and agrees that safety / security / fire safety of all occupants of Said Building / Said Complex and Said Building / Said Complex itself are of paramount importance and THE LESSEE will perform all acts and deeds necessary for complying with all safety requirements including the following:

23.1	Fire fighting and fire detection system(s):

23.1.1

The fire fighting and fire detection system(s), which is provided by THE LESSOR in accordance and compliance with Laws / Governmental Approval, is limited to installation of sprinklers and fire detection system(s) in the basement(s), common areas of Said Building / Said Complex such as lobbies, staircases, corridors, service shaft etc.; fire fighting and sprinkler services on each floor; and one layer of upright sprinkler and smoke detector in Demised Premises. THE LESSEE shall not obstruct any of these sprinklers, fire fighting and fire detection system(s). In addition THE LESSEE shall provide additional layer of sprinklers and smoke detectors in Demised Premises in all cases where false ceilings are provided by THE LESSEE within Demised Premises which shall be shown in the drawing(s) / document(s) of THE LESSEE’s additional interior works.

23.1.2

Any kind of hazard including fire, electrical or otherwise from Demised Premises due to inadequate fire fighting system installed by THE LESSEE or faulty installation of air-conditioning, electrical systems and other equipment shall be the sole responsibility of THE LESSEE. THE LESSOR shall not be liable for any legal or financial consequences arising therefrom and THE LESSEE agrees to keep THE LESSOR indemnified and harmless in this regard at all times.

23.1.3

THE LESSEE shall allow third party fire / safety experts being appointed by THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) for fire / safety audit to conduct the fire / safety audit at all times at THE LESSOR’s cost. However, THE LESSOR shall not be liable for any consequences arising therefrom and such audit shall not transfer any liability upon THE LESSOR because of contravention of safety norms / Laws by THE LESSEE.

23.1.4

THE LESSEE shall take all steps including nominating a person / official of THE LESSEE to work as a safety co-ordinator to ensure that all safety related activities within Demised Premises are performed. THE LESSEE shall have the audit of their entire electrical systems, fire fighting systems and HVAC systems done on a half-yearly basis by a reputed consultant and submit a certificate to THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) certifying that all THE LESSEE’s installations are in good and safe working condition and do not have any possibility of short circuit and / or becoming a fire source.

23.1.5

If Demised Premises is closed / shut by THE LESSEE during business hours and there is apprehension or threat to the safety and security of Demised Premises, Said Building / Said Complex or other occupants of Said Building / Said Complex, then THE LESSEE authorizes THE LESSOR to enter Demised Premises and take possession thereof. In such an event Lease shall stand terminated forthwith and THE LESSEE shall not have any right, interest or claim over Demised Premises. Any such action by THE LESSOR shall be without any prejudice to THE LESSOR’s right to claim its dues or avail other remedies available to THE LESSOR. However, during the period Demised Premises remains closed / shut, THE LESSEE shall not be absolved of its responsibilities to ensure that there is no risk to the safety and security of Demised Premises, Said Building / Said Complex or other occupants / visitors of Said Building / Said Complex.

23.2Additional fire fighting system(s):

23.2.1

For any additional fire safety measures required due to Laws, THE LESSOR shall undertake the same and THE LESSEE shall reimburse to THE LESSOR the cost thereof, calculated at actual cost plus 20% basis, proportionate of Gross Leasable Area of Demised Premises to the gross leasable area of Property.

23.2.2

For any additional fire safety measures required by THE LESSEE in Demised Premises, the same may be undertaken by THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) and payable by THE LESSEE calculated at 1.2 times of actual costs / expenses incurred by THE LESSOR. Such costs / expenses shall be payable / reimbursable by THE LESSEE to THE LESSOR by Due Date as and when demanded by THE LESSOR. Alternatively, THE LESSEE may undertake the same at its own cost, however, subject to THE LESSOR’s prior written approval on the same.

23.2.3

In case THE LESSOR suggests any additional fire fighting or fire detection system(s) to THE LESSEE which may or may not be required by Laws, for installation by THE LESSEE within Demised Premises and THE LESSEE fails to implement THE LESSOR's suggestion either fully or in part, then THE LESSEE alone shall be liable and responsible for all consequences arising from such inaction / decision on its part.

23.2.4	All cost for such installation(s) of any additional fire fighting system(s) are non- refundable and shall be borne by THE LESSEE alone.

23.3

THE LESSEE shall always comply with Laws relating to fire and safety in Demised Premises and in Said Building / Said Complex to the extent applicable to THE LESSEE. THE LESSEE shall be wholly responsible for any / all losses or damages to THE LESSOR and / or to the other occupants of Said Building / Said Complex, to the extent applicable to THE LESSEE, due to violation of any fire and safety compliances by THE LESSEE or its employees, agents, vendors, visitors, service providers etc. THE LESSOR shall not be liable in any manner for any consequences including claims, damages, penalties, levies, fines, impositions etc or for any action by Governmental Authority or any other liability arising due to any non-compliance of Laws and / or non- fulfillment of any obligations relating to fire and safety by THE LESSEE and that THE LESSEE shall keep THE LESSOR indemnified on this account at all times.

23.4

THE LESSEE shall be responsible for safety / security of its employees, agents, vendors, visitors, service providers etc. in Demised Premises and shall be responsible for taking steps in this regard including providing medical attention, if required.

24.	USAGE OF DEMISED PREMISES BY THE LESSEE:

24.1

THE LESSEE is entitled to conduct only the business from Demised Premises which is in accordance with Laws and the license(s) in respect of Said Plot. THE LESSEE agrees and undertakes that it shall not use Demised Premises for purposes other than as mentioned hereinbefore.

24.2

THE LESSEE shall not carry out or permit to be carried out in Demised Premises or any part thereof any activities which shall be or are likely to be unlawful, obnoxious or creating nuisance, annoyance or disturbance to other lessees / tenants / occupants of Said Building / Said Complex. THE LESSEE shall not bring in or store in Demised Premises or part or portion thereof any goods, hazardous or combustible or heavy in nature, that may imperil the safety of Demised Premises and Said Building / Said Complex and / or any part thereof or affect the construction or the structure or common use of Said Building / Said Complex or any part thereof.

24.3

The Demised Premises shall be used by THE LESSEE only and THE LESSEE shall not assign, transfer, mortgage, sublease or grant leave & license or transfer or part with or share possession in any manner whatsoever, of whole or any portion of Demised Premises.

24.4

In the event, THE LESSEE merges / amalgamates / consolidates / transfers its assets and liabilities with / to any entity on account of any merger / amalgamation / consolidation or there is a change in control of THE LESSEE then Lease Deed shall stand terminated and THE LESSOR may enter into a fresh lease deed and such other document(s) with new entity / transferee as may be required.

For the purposes of this clause, a change in control of THE LESSEE shall mean the existing shareholders of THE LESSEE as on the date of execution of this Lease Deed and their affiliates ceasing to collectively hold at least fifty one percent (51%) of the issued and paid-up share capital of THE LESSEE.

24.5

All costs, charges, expenses including but not limited to penalties, payable on or in respect of execution and registration of such document(s) including fresh lease deed, if any, shall be borne and paid solely by new entity / transferee who shall be responsible for compliance of Laws including the provisions of Indian Stamp Act, 1899, Registration Act, 1908 etc.

24.6	However, such documents including fresh lease deed will be executed only after payment of all outstanding dues by THE LESSEE and submission of relevant documents to THE LESSOR.

24.7

THE LESSEE shall not hold THE LESSOR responsible or liable for any loss or damage suffered by THE LESSEE on account of any theft, fire or other destruction caused to or in Demised Premises or to any property, articles or things kept by THE LESSEE in Demised Premises and also to any kind of injury or loss of life caused due to any reason whatsoever to its employees, staff, servants, agents, customers and / or visitors visiting Demised Premises, unless such loss or damage suffered is caused by any reason attributable to THE LESSOR.

24.8

THE LESSEE agrees and undertakes not to carry out any business / activities of any nature in common area and outside Demised Premises and also not to cause any inconvenience, obstruction or closure of any common area or easements, including without limitation, any roof, corridor, fire exit, entrance, passage, verandah, lounge, lobby, balcony, window, staircase, basement, hall, parking area of Said Building / Said Complex. THE LESSEE further agrees not to store any goods and / or install any equipment / device and / or erect any works / structure(s) of any kind including pre-fabricated cabins etc. in any part of the common area or terrace(s) of Said Building / Said Complex.

25.COMPLIANCE:

25.1	The Parties agree to comply at their own cost, throughout Lease Term, with Laws (to the extent applicable to them), including but not limited to the following:

o	Environment (Protection) Act, 1986,
o	Water (Prevention and Control of Pollution) Act, 1974,
o	Air (Prevention and Control of Pollution) Act, 1981,
o	Food Safety and Standard Act, 2006,
o	Municipal Solid Wastes (Management and Handling) Rules, 2000,
o	Hazardous Wastes (Management and Handling) Rules, 1989,
o	Batteries (Management and Handling) Rules, 2001 and regulations,
o	Central/ State Laws, rules concerning safe handling, storage, treatment and disposal of the wastes etc.,
o	GST and other statutorily applicable taxes,
o	NBC, building bye-laws etc.,
o	Central/state Laws pertaining to fire and safety,
o	Haryana Apartment Ownership Act, 1983,
o	State and Central SEZ Act and the rules framed thereunder, if applicable.

25.2	The Parties shall always remain responsible for the consequences of their respective non-compliance of Laws.

25.3

The Parties shall perform their respective obligations towards installation, operation and keeping at all times in operational condition, various equipments, machinery etc. in Said Plot / Said Complex / Said Building / Demised Premises at their own cost and expenses and in conformity with Laws.

25.4	The Parties shall always remain responsible for their respective obligations to obtain and always keep valid and make available necessary certificates from Governmental Authority in this regard.

25.5

THE LESSEE shall be responsible for compliance of Laws and shall perform all of its obligations under this Lease Deed including obtaining and abiding by Governmental Approval required to be observed / performed by THE LESSEE under Laws and that THE LESSOR shall not be liable in any manner towards any for claims,  damages, penalties, levies, impositions etc. or for any action by Governmental Authority or any other liability arising due to any non-compliance of Laws and / or non- fulfillment of any obligations by THE LESSEE and that THE LESSEE shall keep THE LESSOR indemnified on these accounts at all times.

25.6	THE LESSEE hereby agrees to provide to THE LESSOR, during Lease Term, a compliance certificate on an annual basis in the format attached as Annexure T-X.

25.7

THE LESSEE further confirms that it shall obtain / has obtained Governmental Approval which may be necessary for commencement of / carrying on of its additional interior works / business operations in Demised Premises. THE LESSEE shall be solely responsible and liable for all consequences including claims, damages, penalties, levies, fines, impositions etc. arising out of non-compliance thereof or for any action by any Governmental Authority in this regard.

26.	BUILDING GUIDELINES/ FIT OUT GUIDELINES / SAFETY MANUAL / SAFETY GUIDELINES ETC.:

26.1

THE LESSEE shall abide by all the building guidelines in respect of Said Building / Said Complex which may be laid down from time to time by THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) (“Building Guidelines”). The present Building Guidelines are annexed as Annexure T-IX.

26.2

THE LESSEE shall also abide by the fit out guidelines / safety manual / safety guidelines / policies / guidelines / directions which may be laid down from time to time by THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s).

27.	PEACEFUL ENJOYMENT OF DEMISED PREMISES:

THE LESSOR shall allow during the term of this Lease Deed, peaceful enjoyment of Demised Premises to THE LESSEE, subject to THE LESSEE performing all its obligations under this Lease Deed.

28.	INSPECTION OF DEMISED PREMISES:

28.1

THE LESSEE shall allow THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) to enter Demised Premises after prior intimation, except in case of emergency(ies) including any fire etc., for inspection or any maintenance related issues at the frequency it may deem fit including any emergency and/ or unforeseen circumstances or any inspection by Governmental Authority or under its directions. In case of fire, accidents etc. third party inspection of Demised Premises shall be done after repair works are complete.

28.2	However, for periodic inspections, two (02) days’ advance intimation will be given in writing to THE LESSEE, except in case of emergency(ies) and / or unforeseen circumstances.

29.	INSURANCE:

29.1

During Lease Term and Lease Renewal Term, if any, THE LESSOR shall obtain fire and earth quake insurance coverage for Said Building, insurance cover against third-party liability and shall make timely payment of all insurance premiums.

29.2

During Lease Term and Lease Renewal Term, if any, THE LESSEE shall obtain comprehensive insurance coverage, including third-party liability coverage, of all interior works, furniture, equipment, stock inventory and / or other items in Demised Premises and shall make timely payments of all insurance premiums. THE LESSOR shall in no way be responsible for any loss suffered by THE LESSEE on account of not obtaining comprehensive insurance coverage as stated above.

29.3

However, it is made clear between the Parties that in the event of an accident or fire or damages or for any other reason resulting in any loss, financial or otherwise to either Party or to third parties, both the Parties agree to take up the matter with their respective insurance companies through the insurance cover including third party liability.

29.4

Either Party shall not do or permit to be done or shall not omit to be done any act or thing which may render void or voidable any insurance relating to or in respect of a part or the whole of Said Plot, Said Complex, Said Building and Demised Premises, or cause any increase in premium payable by other Party in respect thereof.

30.	DEFAULT IN PAYMENT BY THE LESSEE:

In case THE LESSEE defaults in making payments under this Lease Deed, the following shall be applicable:

30.1	Beyond Seven (07) days from Due Date: An interest at DPI Rate shall be applicable on the unpaid amounts, from Due Date till the date of realization of such payment by THE LESSOR.

30.2

Beyond Thirty (30) days from Due Date: THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) shall at its option and with prior intimation of three (03) days, stop supplying to THE LESSEE electricity / air conditioning / water and / or all other services and resume the services only after receiving full payment of any and all dues, payable including interest payable thereon as stated above.

30.3

The aforesaid shall not amount to any acquiescence or waiver by THE LESSOR of the defaults of THE LESSEE and is in addition to any other remedies / actions THE LESSOR may take including termination of Lease. THE LESSOR shall have no responsibility or liability for any costs, losses and damages, if any, suffered by THE LESSEE on account of same. THE LESSEE hereby specifically waives its right to lodge any claim whatsoever against THE LESSOR as a result of such action.

31.	EVENTS OF DEFAULT / TERMINATION OF LEASE / CONSEQUENCES THEREOF:

31.1

THE LESSEE acknowledges and agrees that each and every default, breach and / or non-compliance of any of the terms and conditions of this Lease Deed shall be an event of default liable for consequences stipulated herein. Some of the events of defaults are mentioned below, which are merely indicative / illustrative and are not exhaustive and may include other instances of defaults in terms of this Lease Deed:

i)

Failure by THE LESSEE to comply with Laws and / or guidelines of THE LESSOR with respect to safety / security / fire safety. Safety of all occupants of Said Building / Said Complex and that of Said Building / Said Complex itself are of paramount importance and THE LESSEE will perform all acts and deeds necessary for complying with all safety requirements.

Upon any such failure of THE LESSEE to comply with the aforesaid requirements, this Lease Deed shall stand terminated forthwith and THE LESSOR will be entitled to re-enter and take possession of Demised Premises without any prejudice to THE LESSOR’s right to claim its dues and / or avail other remedies available to THE LESSOR;

(ii)

If Demised Premises is closed / shut by THE LESSEE during business hours and there is apprehension or threat to the safety and security of Demised Premises, Said Building / Said Complex or other occupants of Said Building / Said Complex then THE LESSEE authorizes THE LESSOR to re-enter Demised Premises and take possession thereof. In such an event Lease shall stand terminated forthwith and THE LESSEE shall not have any right, interest or claim over Demised Premises. Any such action by THE LESSOR shall be without any prejudice to THE LESSOR‘s right to claim its dues or avail other remedies available to THE LESSOR. However, during the period Demised Premises remain closed / shut during business hours, THE LESSEE shall not be absolved of its responsibilities to ensure that there is no risk to the safety and security of Demised Premises / Said Building / Said Complex or other occupants / visitors of Said Building / Said Complex;

iii)

Failure by THE LESSEE to make any payments within the time stipulated in this Lease Deed and all other defaults of similar nature including dishonour of any cheque(s) given by THE LESSEE to THE LESSOR for any reason whatsoever;

iv)	Failure by THE LESSEE to use Demised Premises for the purpose for which it has been leased as stipulated in this Lease Deed and annexures thereto and breach of Laws;

v)	Alteration, sub-division or amalgamation of Demised Premises in contravention of the conditions of the zoning plans, building plans etc. by THE LESSEE or any other person acting in its behalf;

vi)	Sub-lease or parting with possession of Demised Premises or any part thereof by THE LESSEE;

vii)

If THE LESSEE vacates or shuts down the Demised Premises for a period of fifteen (15) consecutive days without prior written approval of THE LESSOR, on expiry of said fifteen (15) days, Lease shall stand terminated forthwith and THE LESSEE shall not have any right, interest or claim over the Demised Premises. THE LESSEE acknowledges and agrees that in such an event THE LESSOR will be entitled to re-enter and take possession of the Demised Premises without any prejudice to THE LESSOR’s right to claim its dues or avail other remedies available to THE LESSOR;

viii)

THE LESSEE represents and agrees that it shall maintain its corporate / juridical existence during Lease Term or Lease Renewal Term, if any. In the event, THE LESSEE files a petition for being declared as insolvent and / or fails to maintain its corporate / juridical existence and / or is adjudicated as insolvent, then Lease shall stand terminated forthwith. THE LESSEE acknowledges and agrees that in such an event THE LESSOR will be entitled to re-enter and take possession of Demised Premises without any prejudice to THE LESSOR’s right to claim its dues or avail other remedies available to THE LESSOR;

ix)	In the event THE LESSEE carries on and / or conducts any business from Demised Premises other than the business which is in accordance with Laws and the license(s) in respect of Said Plot;

x)	In the event there is a breach in any of the representations, warranties or covenants of THE LESSEE as provided in this Lease Deed;

xi)

In the event Lease and / or Demised Premises gets affected directly or indirectly due to any act of omission or commission of THE LESSEE, including any litigation with a third party, then the Lease Deed shall stand terminated forthwith immediately upon THE LESSOR being notified.

xii)

Any other acts, deeds or things which THE LESSEE may commit in violation / breach of or fails to perform in terms of this Lease Deed, other document if any or as demanded by THE LESSOR which in the opinion of THE LESSOR amounts to an event of default and THE LESSEE agrees and confirms that the decision of THE LESSOR in this regard shall be final and binding on THE LESSEE.

31.2

Except for the events of default wherein termination has been specifically provided in this Lease Deed, upon occurrence of any one or more of other event(s) of default under this Lease Deed including but not limited to those provided in clause 31.1 above, THE LESSOR shall by written notice to THE LESSEE give 30 days to THE LESSEE to rectify the default. On failure of THE LESSEE to rectify the default within 30 days so provided, this Lease Deed shall stand determined on expiry of said 30 days and THE LESSOR will be entitled to re-enter and take possession of Demised Premises without any prejudice to THE LESSOR’s right to claim its dues or avail other remedies available to THE LESSOR.

THE LESSEE agrees that upon such termination of Lease, THE LESSOR will be released and discharged of all its liabilities and obligations under this Lease Deed and THE LESSEE shall be left with no right or interest over Demised Premises.

31.3

THE LESSEE acknowledges and agrees that in the event of termination of Lease for any reason as provided in this Lease Deed, if any amount is due from THE LESSEE then the same shall be recovered with interest at DPI rate from THE LESSEE and THE LESSEE shall not be allowed to remove its equipments, furniture and fixtures, other movable assets and properties etc. from Demised Premises / Said Building / Said Complex till all the due amounts are paid.

31.4

It is further agreed by THE LESSEE that THE LESSOR shall be entitled to adjust Security Deposits deposited by THE LESSEE under this Lease Deed against any / all sums due to THE LESSOR including Monthly Rent and Maintenance Charges for the un-expired period of Lease Term, Taxes for Demised Premises, interests, damages etc. In the event the aggregate of arrears of Monthly Rent, any other sum due and payable and the above mentioned costs / expenses exceed the amount deposited as Security Deposits under this Lease Deed, then THE LESSEE shall pay to THE LESSOR to the extent of such amounts due to THE LESSOR over and above the amount deposited as Security Deposits.

31.5

Subsequent to the termination and after the lapse of time if so permitted by THE LESSOR to THE LESSEE for removal of equipments furniture and fixtures, other movable assets and properties etc. from Demised Premises / Said Building / Said Complex, THE LESSEE hereby agrees and authorizes THE LESSOR to remove all equipments, furniture and fixtures, other movable assets and properties etc. to any other place in Said Building / Said Complex. These acts of THE LESSOR are, however, without prejudice to all its other rights as mentioned in this Lease Deed.

31.6	THE LESSEE shall make the payments as stipulated in clause 32.1 and 32.2 (as the case may be) to THE LESSOR in case Lease is terminated under this clause 31 of this Lease Deed.

32.	TERMINATION BY THE LESSEE BEFORE/AFTER EXPIRY OF LOCK-IN PERIOD:

32.1	Termination by THE LESSEE before the expiry of Lock-in period:

THE LESSEE shall not have the right to terminate Lease until expiry of Lock-in period. In case THE LESSEE terminates Lease prior to the expiry of Lock-in period, THE LESSEE shall be liable to give a prior written notice.  In such an event, THE LESSEE shall be liable to pay the amount equivalent to Monthly Rent, Car Parking Charges, Taxes for Demised Premises, Façade Signage Charges (if any), Maintenance Charges, taxes and any other charges for the entire unexpired Lock-in period or for Notice Period, whichever is higher.

Upon such termination, THE LESSEE shall handover the peaceful, vacant and physical possession of Demised Premises to THE LESSOR in as good condition as it was in at the time when THE LESSEE was handed over Demised Premises for interior fit–out works, reasonable wear and tear excepted. In the event THE LESSEE fails to handover Demised Premises to THE LESSOR upon termination as aforesaid, then THE LESSEE shall be treated as an unauthorized occupant and shall also be liable to pay Use and Occupation Charges as provided in clause 34.1 of this Lease Deed and shall also be liable for all actions under  Laws.

32.2	Termination by THE LESSEE after the expiry of Lock-in period:

THE LESSEE may terminate Lease, by giving a prior written notice for Notice Period anytime after the expiry of Lock-in period, or by making payment of Monthly Rent, Car Parking Charges, Taxes for Demised Premises, Facade Signage Charges (if any), Maintenance Charges, taxes and any other charges in lieu of Notice Period.

Upon such termination, THE LESSEE shall handover the peaceful, vacant and physical possession of Demised Premises to THE LESSOR in as good condition as it was in at the time when THE LESSEE was handed over Demised Premises for interior fit-out works, reasonable wear and tear excepted. In the event THE LESSEE fails to handover Demised Premises to THE LESSOR upon termination as aforesaid, then THE LESSEE shall be treated as an unauthorized occupant and shall also be liable to pay Use and Occupation Charges as provided in clause 34.1 of this Lease Deed and shall also be liable for all actions under Laws.

32.3

THE LESSEE shall pay Monthly Rent, Car Parking Charges, Taxes for Demised Premises, Facade Signage Charges (if any), Maintenance Charges, taxes and any other charges as stipulated in clause 32.1 and 32.2 above (as the case may be) in case Lease is terminated under clause 31 of this Lease Deed.

32.4

THE LESSEE acknowledges that it does not have any right to object to any amount claimed / demanded by THE LESSOR as stated above and further specifically and voluntarily agrees not to raise any dispute against such claim / demand made by THE LESSOR.

33.	REINSTATEMENT OF DEMISED PREMISES:

THE LESSEE shall hand over the peaceful, vacant and physical possession of Demised Premises in as good condition as it was in at the time when THE LESSEE was handed over Demised Premises for interior fit–out works, together with THE LESSOR's fixtures and fittings installed therein, if any, (reasonable wear and tear excepted) on the expiry / earlier termination of this Lease Deed, whichever is earlier.

34.	USE AND OCCUPATION CHARGES AFTER THE TERMINATION OF LEASE:

34.1

If Lease is terminated by either Party or expires by efflux of time and Demised Premises is not vacated and / or handed over by THE LESSEE in accordance with the terms of this Lease Deed, THE LESSEE shall be liable to pay Use and Occupation Charges as detailed in Annexure C-I, along with amount equivalent to Monthly Rent, Car Parking Charges, Taxes for Demised Premises, Facade Signage Charges (if any), Maintenance Charges, taxes and any other charges as provided in Annexure C-I till handover of the vacant possession of Demised Premises by THE LESSEE to THE LESSOR.

34.2

THE LESSEE acknowledges that it does not have any right to object to any amount claimed / demanded by THE LESSOR as stated above and further specifically and voluntarily agrees not to raise any dispute(s) against such claim / demand made by THE LESSOR. THE LESSEE also acknowledges and agrees that the right of THE LESSOR to demand Use and Occupation Charges shall be without prejudice to the rights and remedies of THE LESSOR under this Lease Deed and under Laws.

35.	LEASE RENEWAL AND ESCALATION:

35.1	THE LESSEE shall have the option to renew this Lease Deed for Lease Renewal Term(s) (if any) and such renewal shall be permitted by THE LESSOR, provided that:

(a)	THE LESSEE has communicated to THE LESSOR by a written notice at least six (6) months prior to the expiry of Lease Term its intention to renew Lease for Lease Renewal Term; and

(b)	THE LESSEE has been performing all its obligations under this Lease Deed to the satisfaction of THE LESSOR including but not limited to payment of all dues.

35.2	THE LESSEE acknowledges and agrees that the renewal shall not be permitted if any amount under this Lease Deed is due and payable by THE LESSEE.

35.3

It is clearly agreed and understood that a fresh lease deed shall be executed for Lease Renewal Term. The Lease Renewal Term shall only be effective if a fresh lease deed is executed between the Parties stamped and registered before the expiry of Lease Term.

35.4

THE LESSEE shall be liable to pay the escalations in payments under this Lease Deed including Monthly Rent, Car Parking Charges, Taxes for Demised Premises, Façade Signage Charges (if any), Maintenance Charges, Security Deposits etc. as provided in Annexure C-I during Lease Term or Lease Renewal Term, if any.

36.	INTELLECTUAL PROPERTY RIGHTS (IPR):

THE LESSEE represents, undertakes and assures to THE LESSOR that:

36.1

It is the owner / licensee of IPR being used in Demised Premises and has full right, title and interest in the use of such IPR. It shall operate from Demised Premises only with valid and subsisting ownership/ license of IPR in its favour.

36.2	Any IPR if used by THE LESSEE in Demised Premises / Said Building / Said Complex does not and shall not infringe IPR of any third party.

36.3	THE LESSEE has not received any notice of claim against it involving any conflict or claim of conflicts with respect to any IPR.

36.4	THE LESSEE undertakes to hold THE LESSOR harmless from any action brought about by any third party for any IPR infringement by THE LESSEE.

36.5

THE LESSEE undertakes to defend any and all such acts, suits, proceedings, claims, judgments etc. against THE LESSOR in connection with IPR and any fees, costs, expenses of any kind related or incidental to any such action with respect to IPR incurred by THE LESSOR in defending itself shall be borne by THE LESSEE, which THE LESSEE agrees to pay within seven (07) days of demand by THE LESSOR.

37.	FORCE MAJEURE / NON PERFORMANCE OF OBLIGATIONS:

37.1

Either Party shall not be held responsible for any consequences or liabilities under this Lease Deed if it is prevented in performing its obligations by reason of Laws, action by Governmental Authority or due to reasons of force majeure which may include but not limited to riots, insurrection, war, terrorist action, act(s) of God and any other unforeseen circumstances beyond its control. Upon happening of any such force majeure event, either Party would inform the other Party of such event. Upon abatement of such event, either Party would inform the other Party about cessation of the same.

37.2	In the event Demised Premises or any part thereof be destroyed or damaged due to the following circumstances (including but not limited to):

i)	Fire (not caused by any willful act or negligence of THE LESSEE or its employees, agents, vendors, visitors, service providers etc.);
ii)	Act(s) of God like earthquake, tempest, flood or lightning etc.;
iii)	By reasons of Laws, action by Governmental Authority;
iv)	Violence of any army or mob or enemies of the country;
v)	Act of any terrorist, insurgent or any group acting against the Government or the people of the country;
vi)	Any other irresistible force rendering Demised Premises unfit for the business operations;

then, THE LESSEE shall, temporarily vacate the whole or such portion of Demised Premises, as may be required, to enable THE LESSOR to carry out repairs and to restore Demised Premises in as good condition as it was in at the time of handover of Demised Premises for interior fit-out works.

37.3

In any of the events mentioned in clause 37.1 and 37.2, all payments specified under this Lease Deed for the affected portion of Demised Premises shall abate till the time Demised Premises or the affected portion of Demised Premises is repaired and restored to as good condition as it was in at the time of handover of Demised Premises for interior fit-out works.

37.4	All payments specified under this Lease Deed during such period shall continue to be made by THE LESSEE for the unaffected portion of Demised Premises.

37.5

If the above situation continues for a period of more than ninety (90) calendar days, then notwithstanding Lock-in period, either Party may terminate this Lease Deed by giving a prior written notice of thirty (30) days and THE LESSOR shall refund the Security Deposits paid by THE LESSEE, subject to recovery / adjustment of the outstanding dues, if any, under this Lease Deed. In such an event, THE LESSEE shall not be under any obligation to make the payments as stipulated in clause 32.1 for the unexpired Lock-in period, if any.

37.6	THE LESSOR shall not be responsible for paying any expenses or for any financial or legal consequences arising out of such force majeure situation.

37.7	The performance of THE LESSOR’s obligations shall be subject to performance of obligations including regular payment(s) as stipulated under this Lease Deed, by THE LESSEE.

38.	SALE / MORTGAGE / TRANSFER:

38.1

In the event THE LESSOR transfers either by way of sale or mortgage or creates a third party charge / right in any manner whatsoever, on Demised Premises / Said Building / Said Complex, THE LESSEE acknowledges that it does not have any right to raise any objection to the same.

38.2	Such creation of mortgage / charge shall not affect the rights of THE LESSEE to use Demised Premises during Lease Term.

38.3	In case of sale, upon intimation by THE LESSOR, THE LESSEE shall attorn as a tenant to the new transferee on the same terms and conditions as stated in this Lease Deed.

39.	TIME IS THE ESSENCE OF LEASE:

Time is the essence of Lease and THE LESSEE shall perform all its obligations under this Lease Deed in a timely manner.

40.	WAIVER:

Failure of either Party to enforce at any time or for any period of time the provisions hereof shall not be construed to be waiver of any provisions or of the right thereafter to enforce each and every provision hereof.

41.SEVERABILITY:

If any provision is determined to be void or unenforceable under Laws, such provisions of this Lease Deed shall be deemed amended or deleted to the extent necessary to conform to Laws and the remaining provisions of this Lease Deed shall remain valid and enforceable.

42.	PLURALITY OF THE LESSEE:

If two or more persons are included in the term “THE LESSEE” all covenants, terms, conditions and restrictions shall be binding on them jointly and each of them severally.

43.	GOVERNMENTAL / STATUTORY PROCEDURAL REQUIREMENTS:

All compliances including procedural requirements required by Governmental Authority and / or Laws, as applicable from time to time with respect to the obligations of the Parties under or arising out of this Lease Deed shall be done by the respective Party.

44.	CONFIDENTIALITY:

44.1

Subject to clause 11.3, no announcements, disclosures, publicity of any nature, regarding either Party and other negotiations vis-à-vis Lease will be made by either Party unless the form, content and timing of the release is approved in writing by the Parties hereto.

44.2

Either Party may disclose the existence of Lease to its legal counsels, accountants, lenders, merchant bankers, engineers, architects, interior designers, vendors, suppliers and other persons who need to be aware of the existence of Lease, and to the extent that such disclosure is required by Laws or by any Governmental Authority.

45.	INDEMNIFICATION:

THE LESSEE agrees to defend, indemnify and hold harmless THE LESSOR from and against any and all damages, liabilities, costs, expenses (including reasonable attorneys’ fees, expert fees and other legal expenses) and settlement amounts incurred in connection with (i) gross negligence, misrepresentation, error or omission on the part of THE LESSEE or its representatives relating to or concerning the performance of the obligations by THE LESSEE as specified herein; (ii) breach by THE LESSEE of the provisions of Laws; (iii) infringement of patent, copyright, trade secret or other intellectual property right of a third party; and / or (iv) any suit, claim, or action by any third party against THE LESSOR as a result of any act and / or omission to act by THE LESSEE.

46.	ASSIGNMENT:

THE LESSEE shall not assign or otherwise transfer this Lease Deed or any right, benefit or obligation hereunder (whether by operation of Laws or otherwise) to any other person without prior written consent of THE LESSOR.

It is agreed that THE LESSOR shall have the right to transfer or assign all (or any part) of its rights or obligations under this Lease Deed to any person, provided that any such assignment will result in the subsequent performance by the assignee of all of THE LESSOR’s obligations under this Lease Deed. The assignee shall expressly assume and agree to perform such obligations and shall become solely responsible for all obligations of THE LESSOR under this Lease Deed from the date of assignment. In addition, and without limitation to the foregoing, THE LESSEE expressly affirms and agrees that THE LESSOR may, provided it does not in any manner affect Lease and performance of obligations under this Lease Deed, sell its assets; its securities in a public offering or in a private placement; may merge, acquire other companies, or be acquired by / merged / amalgamated into another company; and may undertake a refinancing, recapitalization, leveraged buy-out, or other economic or financial restructuring.

47.ONLY LESSOR LESSEE RELATIONSHIP:

Nothing contained herein shall be deemed or construed by the Parties hereto, or by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the Parties hereto or any other relationship, other than the relationship of THE LESSOR and THE LESSEE.

48.GOVERNING LAW:

This Lease Deed and the rights and obligations of the Parties under or arising out of this Lease Deed shall be construed and enforced in accordance with Laws of India.

49.	DISPUTE RESOLUTION:

The District courts at Gurgaon and the Punjab and Haryana High Court at Chandigarh alone shall have the jurisdiction concerning all matters in this Lease Deed.

50.	EXECUTION AND REGISTRATION OF LEASE DEED:

50.1

All costs, charges, stamp duty etc. including any penalties / imposition thereof, on execution and registration of this Lease Deed or on all other instruments and deeds to be executed pursuant to this Lease Deed, as applicable, shall be borne and paid solely by THE LESSEE. It is hereby clarified that it shall be the obligation of THE LESSEE to pay all such charges as and when demanded by Governmental Authority in this regard and THE LESSEE does hereby undertake to keep THE LESSOR indemnified against any such charge / liability. However each Party shall bear its own legal fees and expenses.

50.2	The stamp duty and registration charges shall be paid by THE LESSEE on or before signing of this Lease Deed.

50.3

THE LESSEE shall be responsible for the compliance of The Indian Stamp Act, 1899, local stamp act and rules made thereunder, the Registration Act 1908 and rules made thereunder and the respective state enactments, as applicable.

50.4	The original executed and registered Lease Deed shall be retained by THE LESSOR and a certified copy of the same shall be provided to THE LESSEE.

50.5	The original Lease Deed shall be produced by THE LESSOR as and when required by THE LESSEE upon receipt of prior notice of two (2) days from THE LESSEE, except in case of emergency(ies).

50.6

This Lease Deed along with the annexure(s) constitutes the entire agreement between the Parties and revokes and supersedes all previous discussions, written or oral, correspondence and / or any / all agreements understanding deeds etc. between the Parties.

50.7

Execution of Lease Deed does not in any manner modify, alter, and/or extinguish any right which THE LESSOR may have against THE LESSEE under Earlier Lease including but not limited to outstanding amounts, claims and/or damages under Earlier Lease.

THE LESSOR shall be entitled to the same in accordance with the terms of the Lease Deed and under applicable laws.

51.	MODIFICATION / AMENDMENT / VARIATION:

This Lease Deed shall not be changed or modified except by written amendment by way of an addendum duly agreed and signed by the Parties. However, for matters pertaining to car parking spaces, Façade Signage, normal business hours, modification / amendment / variation may be made by way of any instrument including letter agreement signed by the Parties.

52.NOTICES:

Any notice, letter or communication to be made, served or communicated unto either Party under these presents shall be in writing and shall be deemed to be duly made, served or communicated only if the notice, letter or communication is addressed to other Party, at the address given in Annexure C-I or such other addresses as may be intimated in writing, and sent by registered post / fax / email (given hereunder) / speed post or delivered personally with acknowledgement.

THE LESSOR, DLF Cyber City Developers Limited through its authorized signatories Mr. Nishant Banerjee and Mr. Baljeet Singh authorized to execute lease deeds vide board resolution dated 21.02.2018 have executed this Lease Deed. This Lease Deed is presented for registration before the registering authority by Mr. Jasmer Singh S/o Mr. Balwant Singh R/o K-7/29, DLF City, Phase – II, Gurgaon , who has been authorized vide board resolution dated 21.02.2018 of THE LESSOR to appear before the registering authority and present for registration, acknowledge and get registered this Lease Deed executed by Mr. Nishant Banerjee and Mr. Baljeet Singh on behalf of THE LESSOR.

IN WITNESS WHEREOF the Parties hereto have set their hands to these presents on the day, month and year first and above mentioned.

THE LESSOR:

SIGNED AND DELIVERED on behalf of the above named M/s DLF Cyber City Developers Limited acting through Mr. Nishant Banerjee and Mr. Baljeet Singh, its authorized signatories:

In the presence of:

For and on behalf of
WITNESSES:	DLF Cyber City Developers Limited

1.	/s/ [illegible]	/s/ Nishant Banerjee	/s/ Baljeet Singh

(Nishant Banerjee) & (Baljeet Singh)
AUTHORIZED SIGNATORIES

2.	/s/ [illegible]

THE LESSEE:

SIGNED AND DELIVERED on behalf of the above named M/s MakemMyTrip (India) Private Limited acting through Mr. Ravi Prakash Tyagi, its authorized signatory:

In the presence of:

WITNESSES:

For and on behalf of
1.	/s/ Sonan Handa	MakeMyTrip (India) Private Limited

/s/ Ravi Prakash Tyagi

(Ravi Prakash Tyagi)
AUTHORIZED SIGNATORY

2.	/s/ [illegible]

[ALL OMITTED EXCEPT C-I]

ANNEXURES

A. COMMERCIAL

C-ICommercial terms & conditions forming integral part of Lease

C-IIDescription of the Said Plot

C-IIIElectronic clearing system activation form

B. TECHNICAL

T-ITentative Gross Leasable Area calculations

T-IIDescription of the floor plan(s) of Demised Premises

T-IIICar parking spaces for use by THE LESSEE

T-IVMaintenance Charges (indicative)

T-VTentative building specifications

T-VISharing of services/ division of floor

T-VIIGuiding principles for the additional interior works of Demised Premises

T-VIIIList of drawings required for submission by THE LESSEE

T-IXBuilding Guidelines/ THE LESSEE’s responsibility during additional interior works, additions/modifications/alterations of interior works and during Lease Term/ Lease Renewal Term (if any) and operations during Lease Term/ Lease Renewal Term (if any)

T-XCompliance Certificate

ANNEXURE C-I

COMMERCIAL TERMS & CONDITIONS FORMING INTEGRAL PART OF LEASE

S.NO.	ITEM	DESCRIPTION
1.	Demised Premises (Refer Addendum)	---------sq. ft. (Sq. mtrs ) on ---------- floor in Said Building.
2.	Gross Leasable Area of Demised Premises	1,38,293 square feet (12,847.674 square meters approximately).
3.	Said Building	Tower A, B & C
4.	Said Complex	DLF Building No. 5
5.	Said Plot	DLF Cyber City, Gurgaon
6.	Lease Commencement Date	10th December, 2019
7.	Rent Commencement Date	10th December, 2019
8.	Lease Term	Three (03) years from Lease Commencement Date.
9.	Date for commencement of THE LESSEE’s interior fit-out works	N.A.
10.	Monthly Rent (Refer Addendum)

Rs. ------/- (Rupees ------------------ only) calculated at the rate of Rs ----------/- per square foot per month/ Rs. ----------/- per square meter per month (Rupees -------------------- Only per square foot per month/Rupees ----------------------Only per square meter per month) of Gross Leasable Area of Demised Premises.

11.	Car Parking Charges (Refer Addendum)	Rs. ---------/- (Rupees ------------------------ only) for ----- car parking space(s) at Rs. --------------/- (Rupees --------------only) per car parking space per month.
12.	Date of payment of commencement of Car Parking Charges	----------------------------------------
13.	Lease Renewal Term(s) and Escalation(s) (Refer Addendum)

----- (--------) term of ---------(-------) years.

During Lease Term and Lease Renewal Term (if any) Monthly Rent, Car Parking Charges, Façade Signage Charges (if any), Security Deposits etc., shall be enhanced at the end of ---- month from ---------------------by 15 % over and above last payable respective amount.

Interest Free Refundable Security Deposit shall always be equivalent to Six (06) months’ corresponding Monthly Rent and upon escalation as mentioned hereinabove, the differential amount shall be payable by THE LESSEE on or before such escalation.

S.NO.	ITEM	DESCRIPTION
14.	Interest Free Refundable Security Deposit (IFRSD) (Refer Addendum)

Rs. -------------------------------------------------------------/- (Rupees -----------------Only) calculated at the rate of Rs. --------/-per square foot per month / Rs. ----------/- per square meter per month (Rupees ---- only per square foot per month / Rupees -------------------------only per square meter per month) of Gross Leasable Area of Demised Premises in the following manner:

Already paid under Earlier Lease:  Rs. --------------------/-. (Rupees --------------------- Only)

Differential IFRSD payable on signing of Lease Deed: Rs.---------------------/- (Rupees ---------------------only).

IFRSD shall always be equivalent to -------months’ corresponding Monthly Rent of Demised Premises as prevailing at any point of time during Lease Term. Further, upon escalation in Monthly Rent as mentioned at serial number 13 hereinabove, the differential amount shall be payable by THE LESSEE on or before such escalation.

15.	Maintenance Charges

1.2 times of expenses/expenditure/costs which as on 1st October, 2019 are estimated as under:

a)For 12*5.5 business hours  i.e. 8.00 am to 8.00 pm IST monday to friday and 8.00 am to 2.00 pm IST on saturday excluding sunday, public and national holidays: Rs. 21/‑ per square foot per month (Rs. 226.04/- per square meter per month) (Rupees Twenty One only per square foot per month/ Rupees Two Hundred Twenty Six and Paise Four only per square meter per month).

b)For 365*24*7 business hours excluding public and national holidays: Rs. 34/‑ per square foot per month (Rs. 365.98/- per square meter per month) (Rupees Thirty Four only per square foot per month/ Rupees  Three Hundred Sixty Five and Paise Ninety Eight only per square meter per month).

For working beyond normal business hours as opted by THE LESSEE above the charges will be as per serial number 23.

16.	Interest Free Refundable Maintenance Security Deposit(IFRMSD)

Rs. 1,80,47,237/- (Rupees One crore Eighty Lakhs Forty Seven Thousand Two Hundred and Thirty Seven only) calculated at the rate of estimated Maintenance Charges of Rs. 21.75/- per square foot per month/ Rs. 234.12/- per square meter per month (Rupees Twenty One and Paise Seventy Five only per square foot per month/Rupees Two Hundred Thirty Four and Paise Twelve only per square meter per month) of Gross Leasable Area of Demised Premises for Six (06) months’ in the following manner:

1.Already paid under Earlier Lease: Rs. 1,80,47,237/- (Rupees  One crore Eighty Lakhs Forty Seven Thousand Two Hundred and Thirty Seven  only)

2.Payment of the differential amount as computed based on Six (06) months’ Maintenance Charges as prevailing at 37th  month from Lease Commencement Date, as the case may be, shall be made by THE LESSEE by the 1st day of the respective month.

S.NO.	ITEM	DESCRIPTION
17.	Interest Free Refundable Utilities Security Deposit (IFRUSD)

An aggregate of the following:

a) Rs. NIL/- (Rupees NIL only) @ Rs. NIL/- per KVA for power load of 830 KVA calculated as 0.006 KVA per square foot of Demised Premises (Already paid under Earlier Lease);

b) Rs.~~__________________________________~~/-(Rupees ~~___________________________________________________________~~ only) per KVA for additional power load of ~~_____________~~ KVA (as and when applicable); including:-

•Non-refundable charge for additional power load: Rs. 10,000/- (Rupees Ten Thousand only) per KVA.

•Refundable deposit for additional load: Rs. 4,000/- (Rupees Four Thousand only) per KVA.

•Infrastructure cost at cost + 20%;

c) Rs.~~__________________________________~~/- (Rupees ~~________________________________________________________________________~~ only) towards one time non-refundable cost of meters/ monthly meter hire charges (as applicable) for power/ power back-up; and

d) Rs.~~________________________________~~/- (Rupees ~~__________________________________________________________________________~~ only) towards one time non-refundable cost of meter(s)/ monthly meter hire charges (as applicable) for air handling unit (“AHU”) electrical usage.

18.	Power Load	0.006 KVA per square foot aggregating to 830 KVA. Additional load:-~~_______________________________~~ KVA (if required by THE LESSEE).
19.	Normal business hours	12*5.5 business hours i.e. 8.00 am to 8.00 pm IST monday to friday and 8.00 am to 2.00 pm IST on saturday
20.	Electricity / power charges

As per actual consumption of units and as follows:-

a) For supply of power from grid power (subject to availability) ‑ As per applicable grid rates;

b) For supply of power from back up sources ‑ Cost + 20%;

c) For supply of power from utilities company ‑ Cost + 20%.

21.	Power back up charges	Cost + 20%.
22.	Water charges	Rs. ~~_____________________~~/unit X units consumed in Demised Premises for the month or as determined from time to time.
23.	Extra Hour Charges

For working beyond normal business hours: Rs. 0.13/‑ per sq. ft. per hour on gross leasable area of the full floor even if the area of Demised Premises is less than the full floor area or per hour rate for Demised Premises to be intimated by the building manager.

or

For working beyond normal business hours: Rs. 0.23/‑ per sq. ft. per hour on the Gross Leasable Area of Demised Premises or per hour rate for Demised Premises to be intimated by the building manager.

24.	Use and Occupation Charges

A per day amount calculated for each day of occupation beyond termination/ expiry, calculated on the basis of Three (03) times the last payable Monthly Rent, as applicable immediately before termination/ expiry, divided by 30 days.

25.	Façade Signage (Refer Addendum)	Number of signage(s)~~_________________~~ at location number(s)~~______________~~ as per enclosure ~~___________~~.
26.	Façade Signage Charges (Refer Addendum)

Rs. ~~_____________________________________________~~/- (Rupees~~_________________________________________________________________~~ only) comprising of façade signage charges of Rs. ~~__________________________~~ for slot no. ~~______~~.

27.	Lock-in period	Twelve (12) months from Lease Commencement Date.

S.NO.	ITEM	DESCRIPTION
28.	Notice Period for termination of Lease	Six (06) Months
29.	Stamp duty, registration charges and other incidental charges	As applicable, payable by THE LESSEE on or before signing of Lease Deed.
30.	Taxes for Demised Premises	As applicable, shall be paid by THE LESSEE.
31.	Other Miscellaneous Charges	a)Gas or IGL charges: As applicable, shall be paid by THE LESSEE. b)Services provider, telecom & DTH charges: As applicable, shall be paid by THE LESSEE.
32.	DPI Rate	__________ per annum.
33.	Common passage and wall partition cost, if any (one time non-refundable cost) payable on signing of Lease Deed	Rs. ~~____________________________________~~(Rupees ~~____________________________________________________________~~only).
34.	Charges for terrace area	Rs.~~__________________________________________~~/- (Rupees~~________________________________________________________~~ only) per month for ~~________~~ months.
35.	Communication address

For THE LESSOR:-

Name & Designation

Executive Director -North

           Address

           10th Floor, DLF Gateway Tower,

           DLF City Phase – III

           Gurgaon – 122002, Haryana, India

           Phone – 0124-4568909

          Fax – 0124 - 4568900

          E Mail: lease- gurgaon@dlf.in

For THE LESSEE:-

Name & Designation

            Ravi Prakash Tyagi – VP Administration

           Address

          19th Floor, Tower A,B&C, DLF building No. 5,

          DLF Cyber City, Gurugram 122002

Phone - 9810650201

          Fax - ~~___________~~

          E Mail: Ravi.Prakash@go-mmt.com

THE LESSOR:	THE LESSEE:

(Nishant Banerjee) & (Baljeet Singh)	(Ravi Prakash Tyagi)
AUTHORISED SIGNATORIES	AUTHORISED SIGNATORY